Exhibit 99.1

                                  MEASUREMENT
                                  SPECIALTIES


Contact:  Frank Guidone, CEO
          (973) 808-3020

          Boutcher & Boutcher Investor Relations
          Aimee Boutcher
          (973) 239-2878

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                MEASUREMENT SPECIALTIES ANNOUNCES FOURTH QUARTER;
                          FISCAL 2003 YEAR END RESULTS


Fairfield, NJ, May 28, 2003 - Measurement Specialties, Inc. (AMEX: MSS), a designer and manufacturer of sensors and sensor-based consumer products, today reported financial results for its fourth fiscal quarter and twelve-month period ended March 31, 2003. Results (unless otherwise specified) exclude Terraillon Holdings Limited and Schaevitz/UK, that are classified as discontinued operations.

Fourth Quarter Results
----------------------
For the three months ended March 31, 2003, net sales increased 13% to $23.4 million, as compared to $20.7 million for the three months ended March 31, 2002. For the three months ended March 31, 2003, net sales in the Consumer Products division increased 16.7% to $11.2 million, as compared to $9.6 million for the three months ended March 31, 2002, while net sales in the Sensor division increased 9.9% to $12.2 million for the current fiscal quarter, as compared to $11.1 million for the three months ended March 31, 2002. For the fiscal quarter ended March 31, 2003, the Company reported a net loss from continuing operations of $4.2 million, or $0.35 per share, as compared to a net loss of $15.4 million, or $1.30 per share, for the same period last year.

For the three months ended March 31, 2003, gross profit increased $4.6 million to $8.8 million (37.6% of net sales) from $4.2 million (20.3% of net sales) for the three months ended March 31, 2002. For the current fiscal quarter, the Company recorded a charge of $0.6 million, or 2.6 gross margin points, associated with the write-off of inventory in connection with a customer specific sensor program that management deemed unrecoverable.

Operating expenses were $12.6 million for the three months ended March 31, 2003, as compared to $11.9 million for the three months ended March 31, 2002. Included in the current quarter's operating expense is an accrual of $3.6 million associated with certain legal matters. Additionally, the Company estimates approximately $1.3 million of the $1.9 million incurred for professional fees was associated with the restructuring program and certain legal proceedings.


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Measurement Specialties/2

Fiscal 2003 Results
-------------------
Net sales for the twelve months ended March 31, 2003 increased 11.5% to $107.9 million, as compared to $96.8 million for the same period last year. For the twelve months ended March 31, 2003, net sales in the Consumer Products division increased 16.3% to $55.7 million, as compared to $47.9 million for the twelve months ended March 31, 2002, while net sales in the Sensor division increased 6.8% to $52.2 million for the current fiscal year, as compared to $48.9 million for the twelve months ended March 31, 2002. For the fiscal year ended March 31, 2003, the Company reported a net loss from continuing operations of $6.3 million, or $0.53 per share, as compared to a net loss from continuing operations of $24.2 million, or $2.30 per share, for the same period last year. Including the loss from discontinued operations of $2.8 million, the Company reported a consolidated net loss for the twelve months ended March 31, 2003 of $9.1 million, or $0.76 per share.

Frank Guidone, CEO stated "discounting the impact of the litigation accruals and certain restructuring and legal professional fees, the performance for the quarter was solid, and in-line with management's expectations. Gross margins continued to improve, partially due to the mix of higher sensor sales, as compared to consumer sales for the quarter, as well as continued progress in our cost reduction efforts." He continued, "additionally, as a result of the negotiated renewal of our directors and officers insurance policy, AIG, our primary insurance carrier, agreed to provide coverage - up to the primary policy limits of $5 million - for the ongoing class action lawsuit. AIG is in active discussions with the plaintiffs in this matter. As we have previously stated, resolving the class action lawsuit remains a primary objective for the Company."

The Company will host an investor conference call on Thursday, May 29th at 11:00 am EST to answer questions regarding the annual and quarterly results reported in our Annual Report on Form 10K for the fiscal year ended March 31, 2003. US dialers: (888) 577-0767; International dialers: (303) 242-0015. Interested parties may also listen via the Internet at: www.vcall.com. The call will be available for replay for 30 days through AT&T by dialing 800 475-6701, access code 686535 and on Vcall.

COMPANY CONTACT: FRANK GUIDONE, CEO - 973 808-3020
INVESTOR/MEDIA CONTACT: AIMEE BOUTCHER - 973 239-2878


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Measurement Specialties/3

                                    MEASUREMENT SPECIALTIES, INC.
                                CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                           FOR THE YEAR ENDED MARCH 31,
                                                                          ------------------------------
($ in thousands, except share and per share amounts)                        2003       2002       2001
                                                                          ---------  ---------  --------
      AS RESTATED
 Net sales                                                                $107,888   $ 96,790   $97,033
 Cost of goods sold                                                         70,047     71,817    62,849
                                                                          ---------  ---------  --------
  Gross profit                                                              37,841     24,973    34,184
                                                                          ---------  ---------  --------
 Operating expenses (income):
  Selling, general and administrative                                       34,225     33,555    27,420
  Litigation expense                                                         3,550
  Research and development                                                   3,622      6,946     5,720
  Customer funded development                                                 (367)    (1,784)   (4,132)
  Goodwill and other impairments                                                 -      4,417
  Restructuring costs                                                        1,219        955
                                                                          ---------  ---------  --------
    Total operating expenses                                                42,249     44,089    29,008
                                                                          ---------  ---------  --------
      Operating income (loss)                                               (4,408)   (19,116)    5,176
  Interest expense, net                                                      2,075      2,371     2,634
  Gain on sale of Wafer Fab                                                   (159)
  Other expense (income)                                                      (468)       235      (928)
                                                                          ---------  ---------  --------
 Income (loss) from continuing operations before income
  taxes and cumulative effect of accounting change                          (5,856)   (21,722)    3,470
  Income tax                                                                   467      2,512     1,008
                                                                          ---------  ---------  --------
 Income (loss) from continuing operations before cumulative
  effect of accounting change                                               (6,323)   (24,234)    2,462
                                                                          ---------  ---------  --------
 Discontinued operations:
  Loss from operations of discontinued units (net of income tax benefit)    (3,910)    (4,565)   (1,265)
  Gain on disposition of discontinued units (net of income tax benefit)      1,136
                                                                          ---------  ---------  --------

  Loss from discontinued units                                              (2,774)    (4,565)   (1,265)
                                                                          ---------  ---------  --------

 Income (loss) before cumulative effect of accounting change                (9,097)   (28,799)    1,197

 Cumulative effect of accounting change, net of taxes                                     248
                                                                          ---------  ---------  --------

 Net income (loss)                                                        $ (9,097)  $(29,047)  $ 1,197
                                                                          =========  =========  ========

 Income (loss) per common share - Basic
  Income (loss) from continuing operations                                $  (0.53)  $  (2.30)  $  0.30
  Income (loss) from discontinued units                                      (0.23)     (0.43)    (0.15)
  Cumulative effect of accounting change                                         -       0.02         -
                                                                          ---------  ---------  --------
    Net income (loss)                                                     $  (0.76)  $  (2.76)  $  0.15
                                                                          =========  =========  ========

 Income (loss) per common share - Diluted
  Income (loss) from continuing operations                                $  (0.53)  $  (2.30)  $  0.27
  Income (loss) from discontinued units                                      (0.23)     (0.43)    (0.14)
  Cumulative effect of accounting change                                         -       0.02         -
                                                                          ---------  ---------  --------
    Net income (loss)                                                     $  (0.76)  $  (2.76)  $  0.13
                                                                          =========  =========  ========

 Weighted average shares outstanding - Basic                                11,911     10,531     8,144
                                                                          =========  =========  ========

 Weighted average shares outstanding - Diluted                              11,911     10,531     9,045
                                                                          =========  =========  ========


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Measurement Specialties/4

     Measurement Specialties is a designer and manufacturer of sensors, and sensor-based consumer products. Measurement Specialties produces a wide variety of sensors that use advanced technologies to measure precise ranges of physical characteristics, including pressure, motion, force, displacement, angle, flow, and distance. Measurement Specialties uses multiple advanced technologies, including piezoresistive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezopolymers, and strain gages to allow their sensors to operate precisely and cost effectively.

     This release includes forward looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, statements regarding non-recurring expenses, and resolution of pending litigation. Forward looking statements may be identified by such words or phases "intends", "expects", "will", "continue", "anticipate", "estimated", "projected", "may", "we believe", "future prospects", or similar expressions. The forward looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; ability to raise additional funds; the outcome of the class action lawsuits filed against the Company; the outcome of the current SEC investigation of the Company; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating prior acquisitions; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company is involved in an announced active disposition program. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.


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